SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

December 1, 2005

PACIFIC CONTINENTAL CORPORATION
(Exact name of registrant as specified in its charter)

Oregon

(State or other jurisdiction of incorporation)
0001084717	93-1269184
(Commission File Number)	IRS Employer Identification No.

111 West 7th Avenue

Eugene, Oregon 97401

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (541) 686-8685

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 30, 2005, Pacific Continental Corporation (“Pacific”) completed its pending merger with NWB Financial Corporation, a Washington corporation in Seattle, Washington. NWB’s subsidiary, Northwest Business Bank simultaneously merged with Pacific’s bank subsidiary, Pacific Continental Bank and will operate its two branches in Washington as branches of Pacific Continental Bank. The acquisition was accomplished pursuant to a Plan and Agreement of Merger dated as of August 17, 2005 (the "Agreement"). Pursuant to the terms of the Agreement, shareholders of NWB elected to receive shares of Pacific common stock, cash, or a combination of stock and cash. Pacific will issue an aggregate of 1,411,430 shares of its common stock and pay a total of $14,528,318 to NWB shareholders.

The Agreement was included as Appendix A to the Proxy Statement/Prospectus dated October 28, 2005, previously filed by Pacific as part of its Registration Statement on Form S-4 with the Securities and Exchange Commission.

Item 8.01 - Other Events

Pacific also announced the completion on November 28, 2005 of the sale of $8 million in 6.25% capital securities representing preferred beneficial interests in Pacific Continental Corporation Capital Trust I, a Delaware business trust (the “Trust”) formed by the Company for the purpose of facilitating the offering.

Net proceeds to the Company from the offering will be used, in part, to satisfy regulatory capital requirements in connection with the pending acquisition of NWB Financial Corporation and its subsidiary, Northwest Business Bank with branches in Seattle and Bellevue scheduled to close on November 30, 2005, and for other general corporate purposes. A copy of the press release dated December 1, 2005, which is attached as Exhibit 99.1, is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)  Not applicable
(b)  Not applicable
(c)  Exhibits

99.1 Press Release dated December 1, 2005 announcing consummation of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2005
PACIFIC CONTINENTAL CORPORATION By: /s/ Michael A. Reynolds Michael A. Reynolds EVP and Chief Financial Officer